Exhibit 23.4

CONSENT OF HOVDE FINANCIAL, INC.

We hereby consent to the use of our name and to the description of our opinion, dated December 8, 2011, under the caption “Opinion of CUB’s Financial Advisor” in, and to the inclusion of our opinion letter as Appendix E, to the Joint Proxy Statement-Prospectus of California United Bank and Premier Commercial Bancorp, which Joint Proxy Statement-Prospectus forms a part of the Registration Statement on Form S-4 of CU Bancorp. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Hovde Financial, Inc.
Chicago, Illinois
June 19, 2012